EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROFLOWERS, INC.

ProFlowers, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendments to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendments are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation’s Amended and Restated Certificate of Incorporation be amended to change Article I thereof so that, as amended, such Article shall read in its entirety as follows:

“The name of this corporation is Provide Commerce, Inc.”

SECOND: That, thereafter, the stockholders approved the foregoing amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

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IN WITNESS WHEREOF, said Proflowers, Inc. has caused this certificate to be signed by William Strauss, its Chief Executive Officer, this 12th day of September, 2003.

By:	/s/ William Strauss

William Strauss, Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROFLOWERS, INC.

I, the undersigned, Chief Financial Officer of ProFlowers, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) do hereby certify as follows:

FIRST: The Board of Directors of the Corporation duly adopted the amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth below, declaring such amendments to be advisable and calling for the consent of the stockholders of the Corporation to such amendments.

SECOND: Simultaneously, stockholders holding sufficient shares of each class and series of stock entitled to vote gave written consent to the adoption of the amendments pursuant to Section 228 of the Delaware General Corporation Law without a meeting, written notice pursuant to Section 228(d) of the Delaware General Corporation Law will be given to stockholders who did not consent in writing and the amendments were in all respects duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: Article IV, Section B.2(a) of the Amended and Restated Certificate of Incorporation of the Corporation was amended to read in its entirety as set forth on Exhibit A hereto.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Steven J. Kemper, its Chief Financial Officer, this 16th day of October 2000.

By:	/s/ Stephen Kemper

Stephen J. Kemper, Chief Financial Officer

EXHIBIT A TO CERTIFICATE OF AMENDMENT

ARTICLE IV

2. Preference on Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (a “Liquidation”), distributions to stockholders of the Corporation shall be made in the following manner:

(i) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of the Common Stock by reason of their ownership of such stock, for each share of Series A Preferred Stock, the amount per share equal to the sum of (1) $12.71 per share of Series A Preferred Stock (to be adjusted for stock splits, stock dividends, recapitalizations and the like) plus (2) accrued but unpaid dividends provided in Section 1 above (collectively, the “Series A Preference Amount”) and for each shares of Series B Preferred Stock, the amount per share equal to the sum of (1) $6.56 per share of Series B Preferred Stock (to be adjusted for stock splits, stock dividends, recapitalizations and the like) plus (2) accrued but unpaid dividends provided in Section 1 above (collectively, the “Series B Preference amount”). In the event the funds or assets legally available for distribution to stockholders are insufficient to pay the full Series A Preference Amount and the full Series B Preference Amount to the holders of Series A Preferred Stock and Series B Preferred Stock as described above, then all funds or assets legally available for distribution to the holders of Series A Preferred Stock and Series B Preferred Stock shall be paid to such holders pro rata based on the full Series A Preference Amount and Series B Preference Amount to which they are otherwise entitled. All of the dollar amounts set forth herein-above shall be adjusted proportionally for stock splits, stock dividends, reorganizations and the like. After payment has been made to the holders of Preferred Stock of the full Preference Amount to which they shall be entitled, if any, as aforesaid, the holders of the Common Stock and Series B Preferred Stock shall be entitled to share ratably in all remaining assets and funds to be distributed, based upon the number of shares of Common Stock, then held, with each share of Series B Preferred Stock treated as the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible, provided that no payments shall be made to holders of Series B Preferred Stock after such holders have received an aggregate of $13.12 per share of Series B Preferred Stock (as adjusted).

(ii) A consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of this Corporation or the consummation of any transaction or series of related transactions which results in the Corporation’s stockholders immediately prior to such transaction not holding at least fifty percent (50%) of the voting power of the surviving or continuing entity or entity that controls the surviving or continuing entity shall be deemed a Liquidation within the meaning of this Section 2.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROFLOWERS, INC.

ProFlowers, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is ProFlowers, Inc. (the “Corporation”). The original Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on February 6, 1998. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

B. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

I.

The name of the Corporation is ProFlowers, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, and the name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware Corporation Law.

IV.

A. Classes of Stock. The Corporation is authorized to issue two classes of shares to be designated respectively “Preferred Stock” and “Common Stock,” both of which have a par value of $0.001. The total number of shares of Preferred Stock authorized is 7,300,000 shares. The total number of shares of Common Stock authorized is 40,000,000 shares.

B. Series A and Series B Preferred Stock. The first series of Preferred Stock shall be comprised of 300,000 shares designated as “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 7,000,000 shares designated as “Series B Preferred Stock” (together with the Series A Preferred will hereinafter be referred to as “Preferred Stock”).

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Provisions. The holders of Preferred Stock shall be entitled to receive in each calendar year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate per annum of $1.02 per share of Series A Preferred Stock and $.53 per share of Series B Preferred Stock, in each case appropriately adjusted for any stock splits, stock dividends, recapitalizations and the like, payable in preference and priority to any payment of any dividend on Common Stock (other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock (hereinafter referred to as a “Common Stock Dividend”)). The right to such dividends on the Preferred Stock shall not be cumulative. No dividends shall be paid on any Common Stock (other than a Common Stock Dividend) unless all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Preferred Stock. No dividends shall be paid on any Common Stock (other than a Common Stock Dividend) unless an equal dividend is contemporaneously or previously paid with respect to all outstanding shares of Preferred Stock on an as-converted basis. For the purposes of this Section 1, repurchases of shares from employees, directors or consultants at their original purchase price following the termination of services to or employment with the Corporation pursuant to vesting agreements approved by the Board of Directors shall not be deemed to be dividends.

2. Preference on Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (a “Liquidation”), distributions to stockholders of the Corporation shall be made in the following manner:

(i) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of the Common Stock by reason of their ownership of such stock, for each share of Series A Preferred Stock, the amount per share equal to the sum of (1) $12.71 per share of Series A Preferred Stock (to be adjusted for stock splits, stock dividends, recapitalizations and the like) plus (2) accrued but unpaid dividends provided in Section 1 above (collectively, the ”Series A Preference Amount”) and for each share of Series B Preferred Stock, the amount per share equal to the sum of (1) $6.56 per share of Series B Preferred Stock (to be adjusted for stock splits, stock dividends, recapitalizations and the like) plus (2) accrued but unpaid dividends provided in Section 1 above (collectively, the “Series B Preference Amount”). In the event the funds or assets legally available for distribution to stockholders are insufficient to pay the full Series A Preference Amount and the full Series B Preference Amount to the holders of Series A Preferred Stock and Series B Preferred Stock as described above, then all funds or assets legally available for distribution to the holders of Series A Preferred Stock and Series B Preferred Stock shall be paid to such holders pro rata based on the full Series A Preference Amount and Series B Preference Amount to which they are otherwise entitled. All of the dollar amounts set forth herein-above shall be adjusted proportionately for stock splits, stock dividends, reorganizations and the like. After payment has been made to the holders of Preferred Stock of the full Preference Amount to which they shall be entitled, if any, as aforesaid, the holders of Common Stock and Series B Preferred Stock shall be entitled to share ratably in all remaining assets and funds to be distributed, based upon the number of shares of Common Stock then held, with each share of Series B Preferred Stock treated as the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible, provided that no payments shall be made to holders of B Preferred Stock after such holders have received an aggregate of (i) $13.12 per share of Series B Preferred Stock (as adjusted), if the Liquidation occurs after June 29, 2000, or (ii) $9.84 per shares of Series B Preferred Stock (as adjusted), if the Liquidation occurs on or before June 29, 2000.

(ii) After payment to the holders of the Series A Preferred and the Series B Preferred of the amounts set forth in Section 2(a)(i) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the series A Preferred Stock and Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock then held by them.

(iii) A consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of this Corporation or the consummation of any transaction or series of related transactions which results in the Corporation’s stockholders immediately prior to such transaction not holding at least fifty percent (50%) of the voting power of the surviving or continuing entity or entity that controls the surviving or continuing entity shall be deemed a Liquidation within the meaning of this Section 2.

(b) In the event the Corporation shall propose to take any action of the type described in subsection (a) of this Section 2, the Corporation shall, within twenty (20) days prior to the consummation of such action or twenty (20) days prior to any stockholders’ meeting called to approve such action, whichever is earlier, give each holder of shares of the Preferred Stock written notice (which may be given by e-mail) of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of the Preferred Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice (which may be given by e-mail) to each holder of shares of the Preferred Stock of such material change.

(c) The Corporation shall not consummate any proposed action of the type described in subsection (a) of this Section 2 before the expiration of twenty (20) days after the mailing (or sending by e-mail) of the initial written notice or ten (10) days after the mailing (or sending by e-mail) of any subsequent written notice, whichever is later; provided, however, that any such 20-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of the Preferred Stock.

(d) If the Corporation shall propose to take any action of the type described in subsection (a) of this Section 2 that will involve the distribution of assets other than cash unless otherwise determined by a unanimous vote of the Corporation’s Board of Directors, the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of the Preferred Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice (which may be given by e-mail) of the appraiser’s valuation to each holder of shares of Preferred Stock. Notwithstanding the foregoing, any securities to be distributed to the Corporation’s stockholders pursuant to an action of the type described in subsection (a) of this Section 2 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or through Nasdaq-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the fifteen (15) trading day period ending three (3) trading days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the fifteen (15) trading day period ending three (3) trading days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as unanimously determined in good faith by the Corporation’s Board of Directors.

(D) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as unanimously determined in good faith by the Corporation’s Board of Directors.

(e) Notwithstanding subsection (a) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, contractors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Preferred Stock shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Preferred Stock.

3. Voting Rights.

(a) Vote Other Than For Directors. Except as otherwise required by law or as set forth herein, each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of stockholders, or if no record date is established, at the date such vote is taken of any consent of stockholders solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except those matters required by law or this Amended and Restated Certificate of Incorporation to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded down to the nearest whole number.

(b) Voting For Directors. The authorized number of directors shall be as set forth in the Bylaws of the Corporation, and shall initially be set at seven (7). The holders of a majority of Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect six (6) directors (the “Common Directors”), one of which shall be the Chief Executive Officer of the Corporation. The holders of a majority of Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director (the “Series B Director”). Thereafter, the Board may be expanded by two additional members, one (1) of which shall be nominated by the Common Directors and one (1) of which shall be nominated by the Series B Director. A vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of a certain class or series of stock voting as a separate class shall be filled by the vote or written consent of the holders of a majority of that class of series of stock entitled to elect such director or directors, voting as a separate class. At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series B Preferred Stock then outstanding shall constitute a quorum of the Series B Preferred Stock for the election of directors to be elected solely by the holders of the Series B Preferred Stock, and (B) of holders of Preferred Stock and Common Stock representing a majority of the voting power of all the then outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

4. Conversion Rights. The holders of Preferred Stock shall have conversion rights as follows:

(a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $12.71 for the Series A Preferred Stock by the Series A Conversion Price (as defined below); such conversion ratio shall be referred to as the “Series A Conversion Rate.” The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing $6.56 for the Series B Preferred Stock by the Series B Conversion Price (as defined below); such conversion ratio shall be referred to as the “Series B Conversion Rate.” The “Original Issue Price” shall refer in the case of the Series A Preferred Stock to $12.71 and in the case of the Series B Preferred Stock to $6.56. The initial “Series A Conversion Price” per share shall be $12.71 and the initial Series A Conversion Rate shall be one-to-one. The initial “Series B Conversion Price” per share shall be $6.56 and the initial Series B Conversion Rate shall be one-to-one.

(b) Subject to Section 2(a) above, each share of Preferred Stock shall be converted into Common Stock automatically at the Conversion Price then in effect in the manner provided herein upon (i) the closing of a firm commitment underwritten public offering in which (A) the Corporation receives gross proceeds of not less than $20,000,000 (prior to underwriting commissions and expenses) and (B) the offering price per share is not less than $13.12 (as adjusted for stock splits, stock dividends, reorganizations and the like), or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A and Series B Preferred Stock, voting together as a single class.

(c) Before any holder of Preferred Stock shall be entitled to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder’s nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. Such conversion shall be deemed to have been made as of the date of such surrender of the Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date. All accrued but unpaid dividends on any shares of Preferred Stock shall be canceled upon conversion of such shares of Preferred Stock into shares of Common Stock. Notwithstanding anything to the contrary contained herein, upon the occurrence of any event specified in Section 4(b), the certificates for Preferred Stock shall represent only the right to exchange shares represented by such certificates for shares of Common Stock as provided herein.

(d) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend or other distribution on its outstanding Common Stock payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock without payment of any consideration by such holder, the number of shares of Common Stock as shall be sufficient to effect conversion of the Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments in the Series A Conversion Price of the Series A Preferred Stock and the Series B Conversion Price of the Series B Preferred Stock). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments in the Series A Conversion Price of the Series A Preferred Stock and the Series B Conversion Price of the Series B Preferred Stock). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(e) In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity) or any reclassification of the Common Stock of the Corporation, the Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

(f) In case:

(i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

(ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(iii) the Corporation shall effect a capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation (other than a merger or other reorganization in which the Corporation is not the continuing or surviving entity); then, and in any such case, the Corporation shall cause to be mailed (or e-mailed) to the holders of its outstanding Preferred Stock at least twenty (20) days prior to the date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or such action is to be taken in connection with such reorganization, reclassification, merger or consolidation. Such twenty (20) day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of the Preferred Stock.

(g) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the

Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary Board of Directors and stockholder approvals), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

5. Adjustment of Series A Conversion Price and Series B Conversion Price for Certain Dilutive Issuances. The Series A Conversion Price and Series B Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

(a) Upon the issuance or sale by the Corporation of Equity Securities (as defined below) after the date upon which any shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, were first issued, at a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as the case may be, in effect immediately prior to the time of such issue or sale other than the issuance of shares of Common Stock upon conversion of any Series A Preferred Stock or Series B Preferred Stock, as the case may be, then forthwith upon such issue or sale, the Series A Conversion Price or Series B Conversion Price, as the case may be, shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying such Series A Conversion Price or Series B Conversion Price, as the case may be, by the fraction:

(i) the numerator of which is equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale, (y) the number of shares of Common Stock ultimately issuable upon conversion, exercise or exchange of any obligations or any securities of the Corporation outstanding immediately prior to such issue or sale and (z) the number of shares of Common Stock that an amount equal to the aggregate “consideration actually received” by the Corporation upon such issue or sale would purchase at the Series A Conversion Price or Series B Conversion Price, as the case may be, and

(ii) the denominator of which is equal to the sum of the number of shares of Common Stock outstanding immediately after such issue or sale and the number of shares of Common Stock ultimately issuable upon conversion, exercise or exchange of any obligations or any securities of the Corporation outstanding immediately after such issue or sale.

(b) For purposes of this Section 5, the following provisions shall be applicable:

(i) The term “Equity Securities” as used in this Section 5 shall mean any shares of Common Stock, or any obligation, or share of stock or other security of the Corporation convertible into or exercisable or exchangeable for Common Stock except for (A) up to 5,000,000 shares in the aggregate, as adjusted for stock splits, stock dividends, reorganizations and the like (or such greater number of shares as shall be approved by the Corporation’s Board of Directors) of Common Stock or options to purchase Common Stock (and the Common Stock issued upon exercise thereof) issued or granted to officers, directors, employees or consultants of the Corporation and its subsidiaries pursuant to any option or stock plan approved by the Corporation’s Board of Directors, (B) shares of Common Stock or Preferred Stock issued upon the exercise or conversion of any securities outstanding as of the date of the first issuance of Series B Preferred Stock by the Corporation (or securities issued upon conversion of the securities issued upon such exercise or conversion), (C) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock, (D) capital stock issued pursuant to a transaction described in Section 4(d) or (e) hereof, (E) any capital stock issued to vendors, consultants, lenders, strategic partners and other such parties not to exceed 1,200,000 shares (as adjusted for stock splits, stock dividends and the like) when such issuance is approved by the Board of Directors of the Corporation, (E) shares of Common Stock issued or issuable in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or upon exercise of warrants or rights granted to underwriters in connection with such a public offering, (F) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization whereby the Corporation will own greater than fifty percent (50%) of the voting power of such business entity or business segment of any such entity and (G) any capital stock issued that is deemed to be excluded from the definition of Equity Securities by the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Stock with respect to adjustments of the Series A Conversion Price, and by the holders of more than fifty percent (50%) of the then outstanding Series B Preferred Stock with respect to adjustments of the Series B Conversion Price.

(ii) In the case of an issue or sale for cash of shares of Common Stock, the “consideration actually received” by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

(iii) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Corporation’s Board of Directors.

(iv) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed “outstanding” as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the acquisition of the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the “consideration actually received” by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(v) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the “consideration actually received” by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(vi) The amount of the “consideration actually received” by the Corporation upon the issuance of any rights or options referred to in subsection (iv) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (v) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (ii) and (iii) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock. On the expiration of any rights or options referred to in subsection (iv), or the termination of any right of conversion or exchange referred to in subsection (v), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the applicable Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(vii) In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section 5(b), then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in Section 1 above, and no adjustment to the Series A Conversion Price or Series B Conversion Price provided for in this Section 6 shall be applicable.

(c) Subject to the right of the Corporation to amend its Certificate of Incorporation upon obtaining necessary approvals required by its Certificate of Incorporation and applicable law, this Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(d) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 5, this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of the Preferred Stock affected thereby a certificate (which may be given by e-mail) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate (which may be given by e-mail) setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares.

6. Changes.

So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval, by vote or written consent, in the manner provided by law, of the holders of more than a majority of the total number of shares of Preferred Stock then outstanding, voting together as a single class: (a) amend the Certificate of Incorporation of the Corporation in a manner that adversely affects the holders of the Preferred Stock; (b) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock or any other series of preferred stock; (c) undertake or effect any Liquidation; (d) authorize or issue or obligate itself to issue any other equity security senior to or on a parity with the Preferred Stock as to voting, dividend or liquidation preferences; (e) license, sell or otherwise dispose of all or substantially all of the Corporation’s technology or other assets to a third party, except in the ordinary course of business; (f) repurchase or redeem any securities of the Corporation, except for repurchases of shares of Common Stock from directors, employees or consultants at their original purchase price following the termination of services to or employment with the Corporation pursuant to vesting agreements approved by the Board of Directors; (g) increase the number of authorized members of the Corporation’s Board of Directors; (h) take any action that would adversely alter or change the powers, designations, preferences and rights of the existing Preferred Stock or (i) issue any securities of the Corporation to any director or executive officer of the Corporation or their relatives or other affiliates, except securities issued pursuant to Section 5(b)(i)(A).

V.

A. Limitation of Directors’ and Officers’ Liability.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

B. Repeal or Modification.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of this corporation shall not adversely affect any right or protection of an agent of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, ProFlowers, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary on this 28th day of December, 1999.

ProFlowers, Inc.

By:	/s/ Steve Kemper

Steve Kemper Treasurer and Chief Financial Officer